CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated June 25, 2018, accompanying the financial statements of Investors' Quality Municipal Trust, Series 188 (included in Invesco Unit Trusts, Municipal Series 1202) as of February 28, 2018, and for the period from March 17, 2015 (date of deposit) through February 29, 2016 and for each of the two years in the period ended February 28, 2018, and the financial highlights for the period from March 17, 2015 (date of deposit) through February 29, 2016 and for each of the two years in the period ended February 28, 2018, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-195149) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
June 25, 2018